Exhibit 99.1
rue21, inc. Announces Fourth Quarter and Fiscal Year 2010 Financial Results
Net Sales for the Fourth Quarter of 2010 Increased 22% to $190 million
Net Sales for Fiscal Year 2010 Increased 21% to $635 million
EPS of $0.44 for the Fourth Quarter of 2010 and $1.21 for Fiscal Year 2010
Warrendale, PA — March 15, 2011 — rue21, inc. [NASDAQ: RUE] today announced its financial results for the fourth quarter and fiscal year ended January 29, 2011.
Highlights for the Fourth Quarter of Fiscal Year 2010:
•	Net sales increased 22.3% to $190.1 million from $155.4 million in the fourth quarter of fiscal year 2009, which ended January 30, 2010.

•	Comparable store sales increased 1.5% on top of an 8.6% increase for the same period in 2009.

•	The Company opened 10 stores in the quarter versus 3 in the same period last year.

•	Gross margin increased to 35.8% from 35.7% in the fourth quarter of fiscal year 2009.

•	Fourth quarter net income increased 41% to $10.9 million from $7.7 million in the fourth quarter of fiscal year 2009.

•	Diluted earnings per share were $0.44 compared to diluted earnings per share of $0.32 in the fourth quarter of fiscal year 2009.

•	Average diluted shares outstanding were 25.0 million in the fourth quarter of fiscal 2010 versus 24.3 million in the comparable period last year.
Highlights for Fiscal Year 2010:
•	Net sales increased 20.8% to $634.7 million from $525.6 million in fiscal year 2009.

•	Comparable-store sales increased 2.1% on top of a 7.8% increase in fiscal year 2009.

•	The Company opened 105 stores, closed 2 stores, and converted 31 stores to the rue21 etc! format. The Company ended the year with 638 stores in 44 states.

•	Gross margin increased 120 bps to 37.0% from 35.8% in fiscal year 2009.

•	Operating margin increased to 7.9% of net sales from 7.0% of net sales in fiscal year 2009.

•	Net income increased 37.4% to $30.2 million from $22.0 million in fiscal year 2009.

•	Diluted earnings per share were $1.21 versus $0.96 for fiscal 2009.

•	The Company ended fiscal 2010 with no long-term debt and $50.1 million in cash and cash equivalents compared to $26.8 million at the end of fiscal year 2009, an 87% increase.

Bob Fisch, rue21’s President and CEO, stated: “We are pleased with the consistent performance we were able to deliver to our shareholders in 2010, topped off by 38% earnings per share growth in the fourth quarter. We opened 105 stores in 2010 which performed above our expectations. The Company had strong growth across all categories, with our etc! accessories merchandise leading the way as we converted 31 stores during the year to our larger etc! format. We are planning for 110 new stores and approximately 35 conversions in 2011. I am pleased with February and early March results due to our excellent selling of regular priced merchandise in all categories of business. We feel well positioned to achieve another quarter of profitable growth.”
Outlook:
For fiscal year 2011, the Company currently expects diluted earnings per share to be in the range of $1.40 to $1.44 as compared to $1.21 in fiscal year 2010. This is based on 25.2 million average diluted shares expected for fiscal year 2011 as compared to 25.0 million average diluted shares in fiscal year 2010. For the first quarter, the Company currently expects diluted earnings per share to be in the range of $0.27 to $0.29 as compared to $0.23 in the first quarter of fiscal year 2010. The Company currently expects a low to mid single digit comparable store sales increase in the first quarter of fiscal 2011.
Conference Call Information:
A conference call to discuss fourth quarter and fiscal 2010 financial results is scheduled for today, March 15, 2011 at 4:30 PM Eastern Time. To participate, dial toll-free (888) 556-4997 or (719) 325-2230 (international). The conference call will also be webcast live at www.rue21.com under the Investor Relations section. A replay of this call will be available on the Investor Relations section of the Company’s website, www.rue21.com, within two hours of the conclusion of the call and will remain on the website for ninety days.
About rue21, inc.
rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. At the end of the fourth quarter of fiscal 2010, the Company operated 638 stores in 44 states. Learn more at www.rue21.com.
Forward Looking Statements:
Certain statements herein, including statements relating to future store openings and growth strategies, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, consumer spending, our ability to effectively identify and respond to changing fashion trends, our ability to compete with other retailers, our strategy and expansion plans, implementation of systems upgrades, reliance on key personnel, trade restrictions, events that may affect our vendors or their ability to finance their operations, availability of suitable new store locations and other factors which are set forth in the Company’s Annual Report on Form 10-K filed March 31, 2010, and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Joseph Teklits / Melissa Mackay
ICR, Inc
203-682-8200
jteklits@icrinc.com

rue21, inc.
Consolidated Statements of Income

	Thirteen weeks ended		Fifty-two weeks ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
	(Unaudited)
	(in thousands, except per share data)
Net sales	$190,093	$155,386	$634,728	$525,600
Cost of goods sold (includes certain buying, occupancy and distribution center expenses)	122,090	99,960	399,896	337,693

Gross profit	68,003	55,426	234,832	187,907

Selling, general, and administrative expense	44,337	37,862	163,006	134,078
Depreciation and amortization expense	5,915	4,703	21,852	16,898

Income from operations	17,751	12,861	49,974	36,931

Interest expense, net	30	99	202	532

Income before income taxes	17,721	12,762	49,772	36,399

Provision for income taxes	6,831	5,040	19,528	14,382

Net income	$10,890	$7,722	$30,244	$22,017

Basic income per common share	$0.45	$0.33	$1.25	$0.99
Diluted income per common share	$0.44	$0.32	$1.21	$0.96

Weighted average basic common shares outstanding	24,335	23,530	24,277	22,267
Weighted average diluted common shares outstanding	25,029	24,281	25,002	23,037

rue21, inc. and subsidiary
Consolidated Balance Sheets

	January 29,	January 30,
	2011	2010
	(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$50,111	$26,751
Accounts receivable	6,733	3,834
Merchandise inventory, net	96,051	72,693
Prepaid expenses and other current assets	10,580	6,783
Deferred tax assets	5,024	4,286

Total current assets	168,499	114,347

Property and equipment, net	91,371	73,147

Other assets	921	937

Total assets	$260,791	$188,431

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$82,075	$59,963
Accrued expenses and other current liabilities	15,616	14,384
Accrued payroll and related taxes	12,053	10,486
Deferred rent and tenant allowances, current portion	7,033	5,509
Accrued income and franchise taxes	1,999	2,401

Total current liabilities	118,776	92,743

Long-term liabilities:
Long-term debt	—	—
Deferred rent, tenant allowances and other long-term liabilities	34,235	23,991
Deferred tax liabilities	5,651	4,249

Total long-term liabilities	39,886	28,240

Total liabilities	158,662	120,983

Commitments and Contingencies

Stockholders’ equity:
Common stock— par value $0.001 per share; 200,000 shares authorized; 24,379 issued and outstanding at January 29, 2011; 24,237 shares issued and outstanding at January 30, 2010	24	24
Additional paid in capital	31,552	27,115
Retained earnings	70,553	40,309

Total stockholder’s equity	102,129	67,448

Total liabilities and stockholders’ equity	$260,791	$188,431